EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2006 (except Note 14, as to which the date is April 3, 2006) with respect to the consolidated financial statements of Predix Pharmaceuticals Holdings, Inc., included in the Registration Statement (Form S-3) and related Prospectus of EPIX Pharmaceuticals, Inc. for the registration of $75,000,000 of its common stock, preferred stock and warrants.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 21, 2006